As filed with the Securities and Exchange Commission on August 15, 2008
Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (No. 333-31312)

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CAM Commerce Solutions, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-3866450
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
17075 Newhope Street, Suite A
Fountain Valley, California 92708
(714) 241-9241
(Address, Including Zip Code, and Telephone Number, Including Area Code of Principal Executive Offices)

Blumberg Excelsior Corporate Services, Inc.
1220 N. Market Street, Suite 806
Wilmington, Delaware 19801
(302) 427-6970
(Name, Address and Telephone Number, Including Area Code, of Agent For Service)
COPY TO:
Michael A. Hedge, Esq.
Stradling Yocca Carlson & Rauth
660 Newport Center Drive, Suite 1600
Newport Beach, California 92660
(949) 725-4000
     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller Reporting Company ☐

RECENT EVENTS: DEREGISTRATION OF SECURITIES
SIGNATURES

RECENT EVENTS: DEREGISTRATION OF SECURITIES
The Registration Statement on Form S-3 (Registration No. 333-31312) (the “Registration Statement”) of CAM Commerce Solutions, Inc., a Delaware corporation (“CAM Commerce”), pertaining to the registration of 30,054 shares of common stock of CAM Commerce, par value $0.001 per share (the “CAM Commerce Common Stock”) that had been registered for sale by certain of CAM Commerce’s stockholders, to which this Post-Effective Amendment No. 1 relates, was filed with the Securities and Exchange Commission on February 29, 2000.
Vegas Holding Corp., a Delaware corporation (“Parent”), Vegas Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and CAM Commerce entered into an Agreement and Plan of Merger dated as of June 9, 2008 (the “Merger Agreement”), pursuant to which, among other things, Merger Sub would be merged with and into CAM Commerce, CAM Commerce would become a wholly-owned subsidiary of Parent, all outstanding shares of CAM Commerce Common Stock would be converted into the right to receive $40.50 in cash (the “Merger Consideration”), and all outstanding options would be converted into the right to receive cash in the amount of the difference between the Merger Consideration and the exercise price, less any taxes to be withheld (these actions are collectively referred to as the “Merger”).
On August 14, 2008, CAM Commerce held a special meeting of stockholders at which the CAM Commerce stockholders adopted the Merger Agreement. The Merger became effective following the filing of a Certificate of Merger with the Secretary of State of the State of Delaware on August 14, 2008 (the “Effective Time”).
As a result of the Merger, CAM Commerce has terminated all offerings of CAM Commerce Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by CAM Commerce in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of CAM Commerce Common Stock which remain unsold at the termination of the offering, CAM Commerce hereby removes from registration all shares of CAM Commerce Common Stock registered under the Registration Statement which remain unsold as of the Effective Time.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fountain Valley, State of California, on this 15th day of August, 2008.

CAM COMMERCE SOLUTIONS, INC.
By:	/s/ Geoffrey Knapp
Geoffrey Knapp
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Geoffrey Knapp Geoffrey Knapp	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	August 15, 2008
/s/ Paul Caceres Paul Caceres	Chief Financial Officer and Chief Accounting Officer (Principal Financial Officer and Principal Accounting Officer)	August 15, 2008
/s/ Donald Clark Donald Clark	Director	August 15, 2008
/s/ David Frosh David Frosh	Director	August 15, 2008
/s/ Walter Straub Walter Straub	Director	August 15, 2008

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